Exhibit 10.1

PIPE Investment Term Sheet

This term sheet summarizes the principal terms and conditions of the proposed investment by Suma Ventures, LLC (“Investor”) in shares of common stock (the “Shares”) of TradeUP Acquisition Corp., a Delaware corporation (“TradeUP”), and is subject to the execution and delivery by all parties of mutually satisfactory documentation, the completion of all due diligence and the consummation of the transactions contemplated by that certain Agreement and Plan of Merger (the “Agreement”), by and among TradeUP, Estrella Biopharma, Inc., a Delaware corporation (“Estrella”), and Tradeup Merger Sub Inc., a Delaware corporation, dated as of September 30, 2022 (the “(“Business Combination”). This term sheet constitutes a binding agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings relating thereto. The parties to this term sheet hereby agree to execute and deliver such other agreements, documents and instruments as may be reasonably necessary or desirable to effectuate the transactions contemplated by this term sheet. For the avoidance of doubt, this term sheet and any agreements, documents or other instruments entered into to effectuate the transactions contemplated by this term sheet shall be null and void, and the terms herein or therein shall be of no further effect, if the closing of the Business Combination does not occur.

This term sheet shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

Term	Description

INVESTMENT TERMS

Transactions

Immediately prior to Closing, Investor will acquire certain payables of Estrella in an amount equal to $6.8 million (the “Indebtedness”) owed to Eureka Therapeutics (“Eureka”) by Estrella in exchange for securities of Eureka owned by Investor.

At the Closing, TradeUP will issue to Investor 680,000 Class B units (the “Units”), with each Unit containing one share of common stock of TradeUP (the “TradeUP Common Stock”) and one share of preferred stock of TradeUP (the “Preferred Stock”) and Investor, in exchange, will agree to irrevocably waive the Indebtedness, and release Eureka and the combined entity following the Closing from all obligations under the Indebtedness.

Securities Offered	Investor will receive Units of TradeUP. Each Unit contains one share of Common Stock and one share of Preferred Stock.

Terms of Securities

Following the Closing, TradeUP Common Stock will become common stock of the combined company, Estrella Immunopharma, Inc. (“Estrella Immunopharma”). The common stock of Estrella Immunopharma, Inc will be listed on the Nasdaq Stock Market LLC under the ticker symbol “ESLA.”.

The Preferred Stock has a conversion provision meant to provide Investor with protection through the issuance of additional shares of Common Stock following the Closing. Six months following the Closing (the “Conversion Date”), each share of Preferred Stock will automatically convert into a number of shares of Common Stock equal to (i) (A) 10.00 minus (B) the greater of (1) the closing price of the Common Stock on the day preceding the Conversion Date and (2) the volume weighted average price (“VWAP”) of the Common Stock traded on Nasdaq during the 20 trading days immediately preceding the Conversion Date (the “Conversion Price”), provided, however, that the Conversion Price may not be set at less than $4.15, divided by (ii) the Conversion Price. If on the Conversion Date the Conversion Price is greater than $10.00, then no conversion of Preferred Stock will occur, and the Preferred Stock will be forfeited for no consideration. Any fractional shares of Common Stock to be issued will be rounded down to the nearest whole number of shares of Common Stock.

Governing Law	Delaware

Lock-up	Investor agrees to execute and deliver a Lock-up Agreement in connection with the purchase of the Units, restricting Investor’s ability to trade the Common Stock underlying the Units and the Preferred Stock for one year following the Closing.

ESTRELLA BIOPHARMA, INC.

By:	/s/ Peter Xu
	Name:	Peter Xu
	Title:	Chief Financial Officer

EUREKA THERAPEUTICS, INC.

By:	/s/ Cheng Liu
	Name:	Dr. Cheng Liu
	Title:	Chief Executive Officer

TRADEUP ACQUISITION CORP.

By:	/s/ Weiguang Yang
	Name:	Weiguang Yang
	Title:	Co-Chief Executive Officer

SUMA VENTURES, LLC

By:	/s/ Wai Yan Sandy Chan
	Name:	Wai Yan Sandy Chan
	Title:	Manager

Signature Page to PIPE Investment Term Sheet